Exhibit 99.1

Press Release

Contact: H. Andrew Cantor

Phone: 720.283.6083

UDR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 RESULTS
~ Increases 2011 Common Stock Dividend ~
~ Provides 2011 Guidance ~

DENVER, CO (February 7, 2011) UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust, today announced its fourth quarter and full year 2010 results.

The Company generated Funds from Operations (FFO) of $53.4 million or $0.28 per diluted share for the quarter ended December 31, 2010, as compared to $47.1 million or $0.29 per diluted share, in the fourth quarter of 2009. The fourth quarter results include one-time gains of $0.025 per diluted share from the sale of marketable securities and $0.005 per diluted share in refinancing fees, offset by a one-time restructuring charge of $0.035 per diluted share related to corporate consolidation and the previously announced retirement of an executive officer of the Company. Excluding these one-time charges, FFO-Core would have been $0.28 per diluted share. Please see the reconciliation below for further detail.

For the twelve-months ended December 31, 2010, UDR generated FFO of $1.09 per diluted share as compared to $1.16 per diluted share for the twelve-month period ending December 31, 2009. In addition to the above, the 2010 year-to-date results include an additional $0.026 per diluted share of one-time charges for storm-related expenses, the repurchase of the Company’s unsecured debt and expenses related to acquisitions. Excluding all one-time items, FFO-Core would have been $1.13 per diluted share. The 2009 year-to-date results included a non-cash equity loss of $0.10 per diluted share related to the Company’s investment in two of its single-asset unconsolidated joint ventures and a net $0.04 per diluted share benefit associated with the gain on debt extinguishment which was partially offset by the premium paid on the tender offer of the Company’s bonds. Excluding these one-time items, 2009 FFO-Core would have been $1.22 per share diluted. Please see the reconciliation below for further detail.

A reconciliation of FFO follows below:

	Q4 2010	Q4 2009	YTD 2010	YTD 2009
FFO- Core per diluted share	$0.28	$0.30	$1.13	$1.22
Acquisitions-related costs	—	—	(0.016)	—
Debt gains and tender offer	0.025	—	0.027	0.04
Storm-related expenses	—	—	(0.003)	—
Costs associated with debt extinguishment	—	(0.01)	(0.007)	—
Non-cash equity loss	—	—	—	(0.10)
JV financing fee	0.005	—	0.005	—
Restructuring charges	(0.035)	—	(0.038)	—

FFO- Reported per diluted share	$0.28	$0.29	$1.09	$1.16

A reconciliation of FFO to GAAP Net Income can be found on page 10 of the Company’s earnings release.

Tom Toomey, UDR’s President and CEO stated, “We are pleased with the progress we made in 2010 by completing nearly $600 million of investment activity which continues to advance our strategic plan of owning homes in markets characterized by low home affordability with superior growth prospects. In addition, we completed $1.3 billion of capital markets transactions that further strengthen our balance sheet.” Mr. Toomey continued, “These activities combined with the benefit of our technology platform and improving operations position us to increase revenues in what should be a very favorable operating environment for UDR over the next several years. As a result of continued improvement in our operating performance the Board of Directors has approved a 10% increase, to $0.80 per share, in our annual common stock dividend to be declared in 2011.”

Operations

Same-store net operating income increased 1.3 percent year-over-year for the fourth quarter 2010 while same-store revenue increased 1.7 percent over the same period. Same-store physical occupancy increased 20 basis points to 95.6 percent as compared to the prior year period. Same-store expenses increased 2.6 percent driven by an increase in personnel costs and real estate taxes. The rate of turnover decreased to an annualized rate of 46 percent from 53 percent in the fourth quarter of 2009. Bad debt expense as a percentage of revenues for the fourth quarter improved to 54 basis points from 64 basis points in the fourth quarter of 2010.

Summary Same-Store Results Fourth Quarter 2010 versus Fourth Quarter 2009

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	0.6%	5.9%	-1.8%	42.2%	95.2%	14,736
Mid-Atlantic	4.2%	-4.1%	8.3%	29.5%	96.6%	10,885
Southeastern	0.8%	2.5%	-0.2%	20.2%	95.1%	11,652
Southwestern	1.8%	6.7%	-1.7%	8.1%	95.5%	5,171

Total	1.7%	2.6%	1.3%	100.0%	95.6%	42,444

[1] [2]	Based on QTD 2010 NOI. Average same-store occupancy for the quarter.

[3] During the fourth quarter, 42,444 apartment homes, or approximately 87 percent of 48,553 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Sequentially from the third quarter of 2010, same-store NOI increased by 1.4 percent driven by increased revenues of 0.1 percent and a 2.5 percent decrease in same-store expenses.

For the twelve months ended December 31, 2010, the Company’s same-store revenue decreased 0.9 percent as compared to the prior year while expenses increased 0.6 percent resulting in a same-store NOI decrease of 1.7 percent as compared to the prior year period. Year-over-year occupancy increased by 40 basis points to 95.7 percent.

Summary Same-Store Results YTD 2010 versus YTD 2009

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	-2.7%	2.5%	-5.0%	43.2%	95.5%	14,438
Mid-Atlantic	1.7%	1.5%	1.8%	29.4%	96.4%	10,667
Southeastern	-1.1%	-1.9%	-0.7%	20.3%	95.4%	11,375
Southwestern	0.0%	-2.7%	2.1%	7.1%	95.4%	4,219

Total	-0.9%	0.6%	-1.7%	100.0%	95.7%	40,699

[1] [2]	Based on 2010 NOI. Average same-store occupancy for the quarter.

[3] During 2010, 40,699 apartment homes, or approximately 84 percent of 48,553 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent year.

Technology Platform

The Company’s technology platform continues to gain traction and recognition from our residents as shown by the following increased utilization rates:

Established Technology Initiatives:	December 2010	December 2009
Resident payments received via ACH	79%	62%
Service requests entered through MyUDR.com	79%	40%
Move-ins initiated via an internet source	63%	63%
Recent Technology Initiatives:

Renewals completed electronically	81%	n/a

In July, the Company completed the roll out and implementation of its online renewal capability across its portfolio. The rapid adoption, as evidenced by the high number of online renewals completed in the quarter, confirms our thesis that convenience and accessibility via the internet are extremely important to our residents. Additionally, online renewals enable the Company to have greater visibility and control over pricing decisions on available apartment homes.

Development and Redevelopment Activity

During the fourth quarter of 2010, the Company commenced the development of 823 homes in 4 communities for $313 million. The developments include:

2400 14th Street, a new development located in the Washington, D.C. central business district. The high-rise development is being built to meet LEED® Gold standards and will consist of 255 apartment homes and 16,000 square feet of retail, with an expected cost of $126 million.

Mission Bay, a new development located in the Mission Bay neighborhood of San Francisco, CA.  The parcel is located directly adjacent to AT&T Park and approximately a half mile from the Company’s Edgewater community. The mid-rise development is being built to meet LEED® Gold standards and will consist of 315 apartment homes and 9,000 square feet of retail, with an expected cost of $140 million.

Belmont Townhomes, the development of 13 additional townhomes and a second swimming pool at the Company’s recently completed 464-home Belmont community in Dallas, TX.  The estimated cost of the townhomes and swimming pool is approximately $4 million.

The Lodge at Stoughton, a 240-home development in Stoughton, MA through a pre-sale joint venture with The Hanover Company. The estimated cost to construct the community is approximately $43 million.

During the fourth quarter, the Company completed the development of Signal Hill, a 360-home community located in Woodbridge, VA. At the end of the fourth quarter the community was approximately 78% leased.

During the fourth quarter, the Company also completed the redevelopment of its Highlands of Marin community, located in San Rafael, CA. The company invested an incremental $30.6 million to upgrade the common areas, exteriors and interiors of all 324 homes, including granite slab countertops, stainless steel appliances and the addition of washers and dryers in each home. At the end of the fourth quarter the community was approximately 92% leased.

Joint Venture Investment Activity

As previously announced, on November 5, 2010, UDR acquired The Hanover Company’s (“Hanover”) interests in the existing Hanover/MetLife Master Limited Partnership. The joint venture currently owns a portfolio of 26 operating communities containing 5,748 homes and 11 land parcels with the potential to develop approximately 2,300 additional homes.

UDR paid $93 million for the following:

•	A 12.27% weighted average partnership interest in 26 operating communities;

•	A 4.14% weighted average partnership interest in 11 land parcels; and

•	The property and asset management for the partnership.

$63 million of the $93 million was paid at closing and the balance will be paid to Hanover in two interest free payments in the amounts of $20 million and $10 million on the first and second anniversary of the closing, respectively.

During the quarter, the Company refinanced a portion of the debt related to the MetLife joint venture with a new $442 million facility. The facility carries a current weighted average rate of 4.22 percent and a weighted average maturity of 9 years. In conjunction with the refinancing, the Company recognized a $982 thousand refinancing fee.

Capital Markets Activity

During the fourth quarter of 2010, the Company completed a number of debt related activities aimed at managing its near term maturities and its capital costs. The Company prepaid $86.1 million in secured mortgages with an average interest rate of 6.2 percent due in February and May of 2011.

In addition, the Company closed on a new $250 million unsecured term loan that carries a floating rate of 200 basis points over LIBOR with payments of interest only through the maturity date of January 2016. At closing, the Company swapped $100 million of the $250 million loan to an all-in fixed rate of 3.76 percent through January 2015, resulting in a current weighted average rate of 2.86 percent. Subject to lender approval, the loan can be expanded by up to an additional $150 million.

Balance Sheet

At December 31, 2010, UDR had $864 million in availability through a combination of cash and undrawn capacity on its credit facilities, giving the Company ample flexibility to meet its capital needs for debt maturities and development activities through 2011. The Company’s unencumbered asset base of $3.8 billion (on a historical non-depreciated cost basis) is a potential additional source of capital.

UDR’s total indebtedness at December 31, 2010 was $3.6 billion. The Company ended the fourth quarter with fixed-rate debt representing 71 percent of its total debt, a total blended interest rate of 4.2 percent and a weighted average maturity of 5.7 years. UDR’s fixed charge coverage ratio (adjusted for non-recurring items) was 2.3 times.

Restructuring Charges

The Company recorded a $6.8 million, or $0.035 per diluted share, one–time charge related to corporate consolidation and the previously announced retirement of W. Mark Wallis, senior executive vice president. The charges associated with the corporate consolidation are the result of the Company’s decision to further concentrate its operations in Denver through the relocation of positions from its Richmond, Virginia office.

2011 Guidance

For full year 2011, the Company is estimating FFO of $1.20 to $1.25 per diluted share based on the following assumptions:

Same-Store:
Revenue: increase of 3.5% to 4.5%
Expense: increase of 2.0% to 3.0%
NOI: increase of 4.0% to 6.0%
Occupancy: 95%

Acquisitions:	$500 million at a blended capitalization rate of 4.5% to 5.0% with acquisition related expenses of approximately $5 million or 1% of the purchase price
Equity:	$300 to $325 million used to fund 60% to 65% of $500 million of planned acquisitions
Debt:	Maturing debt and new debt used to finance 35% to 40% of acquisitions at a weighted average interest rate of 5.0% to 5.5%
General and Administrative:	$36 to $37 million
Recurring Capital Expenditure:	$1,050 per stabilized homes (48,570 stabilized homes)

All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team. The following is a reconciliation from forecasted FFO per share to GAAP Net Loss per share:

FFO Guidance Reconciliation Per Diluted Share
	Low	High

Forecasted 2011 FFO Guidance per Diluted Share	$1.20	$1.25
Conversion to GAAP Share Count	(0.07)	(0.07)
Depreciation	(1.69)	(1.69)
Non-Controlling Interests	0.02	0.02
Preferred Dividends	(0.02)	(0.02)

Forecasted GAAP Net Loss Per Diluted Share	$(0.56)	$(0.51)

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company’s website at www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 5:00 p.m. EST on February 7, 2011 to discuss fourth quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 866-225-8754 for domestic and 480-629-9692 for international and provide the following conference ID number: 4400210.

A replay of the conference call will be available through March 1, 2011, by dialing
800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4400210, when prompted for the pass code.

A replay of the call will be available for 90 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and supplemental data will be available at UDR’s website, www.udr.com.

Mail — For those without Internet access, the fourth quarter 2010 earnings report and supplemental data will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-283-6083.

Forward Looking Statements

Certain statements made in this release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “likely,” “will,” “ seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian ParkSM development, expectations concerning the joint venture with MetLife, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this presentation, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. Securities Law.

This release and these forward-looking statements include UDR’s analysis and conclusions based in part on third party data and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2010, UDR owned or had an ownership position in 59,614 apartment homes including 930 homes under development. For over 38 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Attachment 1

UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2010	2009	2010	2009
Rental income	$167,993	$149,600	$632,249	$600,702
Rental expenses:
Real estate taxes and insurance	20,307	16,779	78,168	74,338
Personnel	15,174	13,279	57,441	51,543
Utilities	8,717	7,770	34,440	31,638
Repair and maintenance	9,603	8,235	35,712	31,581
Administrative and marketing	4,433	4,019	16,406	14,510
Property management	4,620	4,114	17,387	16,520
Other operating expenses	1,510	1,377	5,848	6,487

	64,364	55,573	245,402	226,617
Non-property income:
Loss from unconsolidated entities	(1,447)	(478)	(4,204)	(18,665)
Gain on consolidation of joint ventures	—	1,912	—	1,912
Interest and other income	6,776	1,753	14,347	12,362

	5,329	3,187	10,143	(4,391)
Other expenses:
Real estate depreciation and amortization	81,922	70,508	303,151	277,849
Interest	36,869	35,586	146,062	141,380
Net loss/(gain) on debt extinguishment (1)	83	—	1,204	(9,849)
Amortization of convertible debt premium	776	967	3,530	4,283
Other debt charges (2)	—	2,574	—	6,338

Total interest	37,728	39,127	150,796	142,152
Storm-related expenses	—	—	567	127
Acquisition-related costs	186	—	2,865	274
Restructuring charges	6,803	—	6,803	—
General and administrative	10,597	12,028	39,278	38,943
Other depreciation and amortization	1,088	1,431	4,843	5,161

	138,324	123,094	508,303	464,506
Loss from continuing operations	(29,366)	(25,880)	(111,313)	(94,812)
Income from discontinued operations	49	95	4,725	3,189

Consolidated net loss	(29,317)	(25,785)	(106,588)	(91,623)
Net loss attributable to non-controlling interests	861	916	3,689	4,091

Net loss attributable to UDR, Inc.	(28,456)	(24,869)	(102,899)	(87,532)
Distributions to preferred stockholders — Series E (Convertible)	(932)	(931)	(3,726)	(3,724)
Distributions to preferred stockholders — Series G	(1,437)	(1,581)	(5,762)	(7,188)
Discount on preferred stock repurchases, net	—	2,586	25	2,586
Net loss attributable to common stockholders	$(30,825)	$(24,795)	$(112,362)	$(95,858)

Earnings per weighted average common share — basic and diluted:
Loss from continuing operations available to common stockholders	($0.17)	($0.16)	($0.71)	($0.66)
Income from discontinued operations	$0.00	$0.00	$0.03	$0.02
Net loss attributable to common stockholders	($0.17)	($0.16)	($0.68)	($0.64)
Common distributions declared per share	$0.185	$0.180	$0.730	$0.845
Weighted average number of common shares outstanding — basic and diluted	180,743	152,672	165,857	149,090

(1)	Includes $0 and $599 write-off of convertible debt premium for the three and twelve months ended December 31, 2010, and $0 and $3,365 for the three and twelve months ended December 31, 2009.

(2)	Includes prepayment penalty on debt restructure, write-off of FMV adjustment for debt paid off on a consolidated joint venture and expenses related to tender offer.

Attachment 2

UDR
Funds From Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2010	2009	2010	2009
Net loss attributable to UDR, Inc.	$(28,456)	$(24,869)	$(102,899)	$(87,532)
Distributions to preferred stockholders	(2,369)	(2,512)	(9,488)	(10,912)
Real estate depreciation and amortization, including discontinued operations	81,922	70,644	303,446	278,391
Non-controlling interest	(861)	(916)	(3,689)	(4,091)
Real estate depreciation and amortization on unconsolidated joint ventures	2,323	1,175	5,698	4,759
Net (gain)/loss on the sale of depreciable property in discontinued operations, excluding RE3	(49)	97	(4,048)	(2,343)
Discount on preferred stock repurchases, net	—	2,586	25	2,586

Funds from operations (“FFO”) — basic	$52,510	$46,205	$189,045	$180,858

Distribution to preferred stockholders — Series E (Convertible)	932	931	3,726	3,724

Funds from operations — diluted	$53,442	$47,136	$192,771	$184,582

FFO per common share — basic	$0.28	$0.29	$1.10	$1.16

FFO per common share — diluted	$0.28	$0.29	$1.09	$1.16

Weighted average number of common shares and OP Units outstanding — basic	186,041	158,831	171,569	155,796
Weighted average number of common shares, OP Units, and common stock
equivalents outstanding — diluted	191,651	163,427	176,900	159,561

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

Attachment 3

UDR
Consolidated Balance Sheets

	December 31,	December 31,
In thousands, except share and per share amounts	2010	2009
	(unaudited)	(audited)
ASSETS

Real estate owned:
Real estate held for investment	$6,783,435	$5,975,239
Less: accumulated depreciation	(1,638,326)	(1,346,689)

	5,145,109	4,628,550
Real estate under development
(net of accumulated depreciation of $0 and $1,226)	97,912	318,531
Real estate held for disposition
(net of accumulated depreciation of $0 and $3,378)	-	16,673

Total real estate owned, net of accumulated depreciation	5,243,021	4,963,754
Cash and cash equivalents	9,486	5,985
Marketable securities	3,866	37,650
Restricted cash	15,447	8,879
Deferred financing costs, net	27,267	26,601
Notes receivable	7,800	7,800
Investment in unconsolidated joint ventures	148,057	14,126
Other assets	74,596	67,822

Total assets	$5,529,540	$5,132,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$1,963,670	$1,989,434
Unsecured debt	1,603,834	1,437,155
Real estate taxes payable	14,585	16,976
Accrued interest payable	20,889	19,146
Security deposits and prepaid rent	26,046	31,798
Distributions payable	36,561	30,857
Deferred gains on the sale of depreciable property	28,943	28,826
Accounts payable, accrued expenses, and other liabilities	105,925	80,685

Total liabilities	3,800,453	3,634,877
Redeemable non-controlling interests in operating partnership	119,057	98,758
Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2009)	46,571	46,571
3,405,562 shares of 6.75% Series G Cumulative Redeemable issued
and outstanding (3,432,962 shares at December 31, 2009)	85,139	85,824
Common stock, $0.01 par value; 250,000,000 shares authorized
182,496,330 shares issued and outstanding (155,465,482 shares at December 31, 2009)	1,825	1,555
Additional paid-in capital	2,450,141	1,948,669
Distributions in excess of net income	(973,864)	(687,180)
Accumulated other comprehensive loss, net	(3,469)	2

Total UDR, Inc. stockholders’ equity	1,606,343	1,395,441
Non-controlling interest	3,687	3,541

Total equity	1,610,030	1,398,982

Total liabilities and stockholders’ equity	$5,529,540	$5,132,617